UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2011

AMICO GAMES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53711	98-0579264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2nd Floor, Zhonhshan Avenue No. 238, Tianhe District, Guangzhou, Canton Province, China 51030
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 86 20 8556 2666

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 13, 2011, we accepted the resignation of Ha Wing Kuen as our director and chief financial officer. Mr.Ha’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Ha’s resignation, we appointed Carter Jun Ho as our chief financial officer and a member to our board of directors, effective October 14, 2011.

Carter Jun Ho

Mr. Carter Jun Ho has over 10 years experience in financial control of various industries in China. From November 2006 to May 2010, Carter Jun Ho was a finance manager at Fujian Helun Weaving and Textile Limited, a textile company based in Fujian Province, People’s Republic of China. Since June 2010 to present, Mr. Ho has been a financial controller at Shanghai Aurogon InfoTech Limited, a software development company based in Shanghai, People’s Republic of China. Mr. Ho acquired a Bachelor of Arts degree in Economics from the Xiamen University of China.

Our board of directors now consists of Pui Ling Chan, Tian Yuan and Carter Jun Ho. There have been no material plans, contracts or arrangements (whether or not written) to which Mr. Yang is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to Mr. Yang or modifications thereto, under any such plans, contracts or arrangements in connection with Mr. Yang’s position as a director.

There are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Ho had or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICO GAMES CORP.
/s/ Peter Liu
Peter Liu
President and Director

Date:	October 18, 2011